UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2005

Dayton Superior Corporation

(Exact name of Registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	1-11781 (Commission File Number)	31-0676346 (IRS Employee Identification No.)

7777 Washington Village Drive, Dayton Ohio (Address of principal executive offices)	45459 (Zip code)

937-428-6360
(Registrant’s telephone number including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On March 11, 2005, Dayton Superior Corporation filed a Current Report on Form 8-K to report the appointment of John A. Ciccarelli as interim President and Chief Executive Officer to replace Stephen R. Morrey, who ceased to be President, Chief Executive Officer and director on March 7, 2005. This Amendment is being filed pursuant to Instruction 2 to Item 5.02 of Form 8-K to report certain information that was not available at the time of the filing of the Form 8-K. The text of the Form 8-K, as amended, is as follows:

Item 1.01 Entry into a Material Definitive Agreement.

On April 6, 2005, Dayton Superior Corporation entered into the two letter agreements with John A. Ciccarelli, Chairman of the Board and interim President and Chief Executive Officer of the Company, as described in Item 5.02 below.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective March 8, 2005, Dayton Superior Corporation’s Board appointed John A. Ciccarelli as President and Chief Executive Officer of the company on an interim basis, to replace Stephen R. Morrey, who ceased to be President and Chief Executive Officer and a director of the company on March 7, 2005. Mr. Ciccarelli, age 65, also will continue as Chairman of the Board of Directors, a position he has held since 2000. Mr. Ciccarelli has been a director since 1994 and was President and Chief Executive Officer of the company from 1989 until his retirement in 2002. During 2004, Mr. Ciccarelli was a party to an Amended and Restated Employment Agreement dated July 15, 2002, with Dayton Superior Corporation (a copy of which was filed with the Securities and Exchange Commission as Exhibit 10.1 to the company’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2002) that expired in accordance with its terms on December 31, 2004.

On April 6, 2005, the company and Mr. Ciccarelli entered into: (i) a letter agreement dated as of March 30, 2005 with respect to Mr. Ciccarelli’s service as Chairman of the Board of the company, and (ii) a letter agreement dated as of March 30, 2005 with respect to Mr. Ciccarelli’s service as interim President and Chief Executive Officer of the company. The two letter agreements are filed as exhibits to this Amendment to Form 8-K and are incorporated herein by this reference.

The letter agreement with respect to Mr. Ciccarelli’s service as Chairman of the Board of the company, which was effective retroactively to January 1, 2005, provides that Mr. Ciccarelli will receive $100,000 annually (pro rated for any partial year) and reimbursement for reasonable and customary business and travel expenses for his services as Chairman of the Board of the company. Mr. Ciccarelli’s compensation under this agreement for 2005 will be paid within 14 days after the end of the year, and his compensation under this agreement in future years will be paid on a quarterly basis. This letter agreement may be terminated by either party at any time, effective 14 days after written notice of such termination is given by the party.

The letter agreement with respect to Mr. Ciccarelli’s service as interim President and Chief Executive Officer of the company, which was effective retroactively to March 8, 2005, provides that Mr. Ciccarelli will receive an annual base salary of $375,000 (pro rated for any partial year) and reimbursement for reasonable and customary business and travel expenses for his services as interim President and Chief Executive Officer of the company. The company also is required to provide Mr. Ciccarelli with a furnished apartment and related utilities (up to a maximum of $2,000 per month). This letter agreement may be terminated by either party at any time by giving written notice to the other party.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits. The following are filed as exhibits to this Form 8-K pursuant to Item 601 of Regulation S-K:

10.1 Letter agreement dated as of March 30, 2005 between Dayton Superior Corporation and John A. Ciccarelli with respect to his service as Chairman of the Board of the Company.

10.2 Letter agreement dated as of March 30, 2005 between Dayton Superior Corporation and John A. Ciccarelli with respect to his service as interim President and Chief Executive Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to report to be signed on its behalf by the undersigned, thereunto duly authorized.

DAYTON SUPERIOR CORPORATION
Date: April 8, 2005	By:	/s/ Edward J. Puisis
Edward J. Puisis
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Letter agreement dated as of March 30, 2005 between Dayton Superior Corporation and John A. Ciccarelli with respect to his service as Chairman of the Board of the Company.

10.2	Letter agreement dated as of March 30, 2005 between Dayton Superior Corporation and John A. Ciccarelli with respect to his service as interim President and Chief Executive Officer of the Company.